Exhibit 10.11


BayHill Group LC

January 6, 2006


John Winterholler
President and CEO
Speaking Roses, Inc.
404 Ironwood Drive
Salt Lake City, Utah 84115

Re:      Advisory Agreement BayHill Group LC

Dear John::

This Services Agreement (the "Agreement") is made and entered into effective as of January 6, 2006 by and between Speaking Roses International, Inc., a Utah corporation ("Speaking Roses") with principal offices located at 404 W. Ironwood Dr., Salt Lake City, UT 84115, and BayHill Group LC, a Utah Limited Liability Company with principal offices located at 1559 N. Technology Way Orem, Utah 84097 USA ("BayHill Group LC"). The Agreement will confirm the understanding between Speaking Roses and BayHill Group LC, whereby BayHill Group LC will act as an advisor to Speaking Roses in regard to general business matters as requested by Speaking Roses.

         In consideration of the mutual promises and covenants set forth in this Agreement and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, Speaking Roses and BayHill Group LC mutually agree as follows:

1. Services.

BayHill Group LC, through the services of its Members, will be engaged, as requested by Speaking Roses, with a primary focus on assisting Speaking Roses to develop business and financial strategies and other corporate matters. BayHill Group LC Members may also serve as Speaking Roses executives and senior managers as specified from time to time by Speaking Roses. The specific services agreed to are outlined in the attached Board presentation proposal and updated vesting schedule. It is also agreed that BayHill Group will be invited to participate and contribute to each Board Meeting relating to these services.

2. Term. This Agreement will be for a term from January 6, 2006 through June 30, 2006 (the "Term"). This Agreement may be terminated by either party upon 30 days' advance written notice to the other party for any reason. The Term will be automatically extended for successive periods of six (6) months each, unless cancelled by either party upon thirty (30) days written notice given prior to the end of each six (6) month period.

3. Compensation.3. During the Term of this Agreement, BayHill Group LC shall receive from Speaking Roses for services rendered pursuant to this Agreement a fee of Ten Thousand Dollars ($10,000) for the months of January 2006 through June, 2006. Each of these payments will be due and payable on the first day of

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each month. BayHill Group LC shall receive a fee of Five Thousand Dollars
($5,000) for the period December 19, 2005 through December 31, 2005. This initial $5,000 will be accrued and payable by June 30, 2006. BayHill Group also has access to four (4) occasions per month of complementary Speaking Roses products (to be provided by SRII, not by franchisees) to help demonstrate and promote the work we're all doing.


4. Equity Participation Rights. In addition to the Compensation set forth in section 3.above, BayHill Group LC shall be granted five-year warrants to purchase 1,200,000 shares of common stock, restricted stock awards, or similar equity participation rights ("Equity Participation Rights") at an exercise price of seventy five cents ($.75) per share. The Equity Participation Rights agreement shall be drafted and executed as soon as practicable following the execution of this Agreement and after approval of the Board of Directors. So long as BayHill Group LC has completed the initial term of this Agreement, the common warrants will vest and be exercisable at the end of four years from the date of this agreement with accelerated vesting to occur based on completion (in any combination that equals 100%) of the following milestones with you and your team:

         Stock price - 15 % vest for every doubling of the stock price from $.65 (sixty five cents) (cap at 2x or 30% of total vesting)

         Liquidity - 5 % vest for every doubling of base 90 day volume. Starting base volume calculated quarterly from October 1, 2005 - December 31, 2005 (total 90 day volume - 271 223 shares based on Nasdaq volumes)

(Cap at 4x for 20% of total vesting)

         Internal Growth - 5% vest for every 3 new domestic area developer contracts , (cap of 3x or 15% of total) where BayHill Group contributes to the sourcing. The following states are excepted due to current negotiations already underway, unless a new contracting party is targeted or BayHill is specifically requested by Speaking Roses to assist: Utah / Nevada, California (Stoneridge), Oregon (Steve Hansen), Colorado (Garth Howard, Kristen), Idaho (laser machine rep), and Florida (Edgar Hernandez and Scott Hill - USA Bouquet).

         Compliance and Governance - 15% for full SOX compliance (earlier of listing or major PIPE or regulatory deadline), (cap of 1x or 15% of total)

         Acquisition Growth - 20% vest for every $10m in revenue acquired, (no cap)

         Funding - 20% for every new external funding round greater than $1million completed, sourced by BayHill, unless otherwise invited by SR for previous or current sourcing (no cap)

         Term - 20% vest at the end of six (6) months

         Speaking Roses agrees to register the shares of stock acquired by BayHill Group LC. Speaking Roses also agrees that these shares will vest and be exercisable and included 100% in any private or public transaction involving the sale of any part of Speaking Roses.

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5. Performance Commitment. Speaking Roses and BayHill Group LC agree that during the Term of the Agreement, BayHill Group LC shall assist Speaking Roses in its strategic planning and growth activities, raising capital, finding candidates to acquire, and investor relations activities, as 5. requested.

6. Expense Reimbursement. Speaking Roses will reimburse all reasonable expenses of BayHill Group LC incurred on behalf of Speaking Roses in connection with this Agreement when invoiced. Reasonable professional expenses expected to exceed $1,000 (for example, travel) in any specific month will be approved by Speaking Roses in advance.

7. Indemnification.

In connection with BayHill Group LC providing services, as provided herein, Speaking Roses agrees to indemnify and hold harmless BayHill Group LC, including its members, officers, directors, stockholders, employees, agents and representatives, against any and all losses, claims, damages, liabilities or reasonable costs (including reasonable legal fees and expenses) directly or indirectly, relating to or arising out of BayHill Group LC's activities on behalf of Speaking Roses as provided herein, provided, however, such indemnity agreement shall not apply to any such loss, claim, damage, liability or cost to the extent it is found in a final judgment by a court of competent jurisdiction to have resulted primarily and directly from the negligence or willful misconduct of BayHill Group LC. Speaking Roses agrees that BayHill Group LC shall not have any liability whether direct or indirect, in contract or otherwise, to Speaking Roses for or in connection with the engagement of BayHill Group LC as provided herein except for any such liability for losses, claims, damages, liabilities or costs that is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from BayHill Group LC's negligence or willful misconduct.

BayHill Group LC agrees to indemnify, defend and hold harmless Speaking Roses and its affiliates and controlling persons and their respective officers, managers, members, partners, directors, shareholders, employees, representatives and agents (all such persons and entities being collectively referred to as the "Indemnified Parties") from and against any and all actual losses, demands, actions, causes of action, assessments, damages, liabilities, costs or expenses, including without limitation interest, penalties, fines, fees, deficiencies, claims of damage, court and arbitration costs and fees, and disbursements of attorneys, accountants, consultants, and other experts as and when incurred or sustained by any Indemnified Party as a result of or arising from any breach by BayHill Group LC of paragraph 1.

8. Confidentiality.

         a) Both parties to this Agreement agree to maintain all confidential information (as defined below) regarding both this Agreement and any of the information obtained as a result of this Agreement in strict confidence. Such information may be shared with related professionals and those parties with a specific need to know (collectively, "Representatives") provided sufficient procedures are established to preserve confidentiality and all such persons are made aware of this agreement and agree to keep such information confidential. The parties desire to maintain the confidentiality of all Confidential Information disclosed to the other party and to preserve for itself the commercial benefits of the utilization of such information. "Confidential Information" includes, without limitation, all information disclosed, directly or indirectly, through any means of communication and/or observation, by or on

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behalf of the disclosing party (the "Disclosing Party"): (i) concerning the
Disclosing Party's investments, liquidity, marketing activities, product designs, proprietary software and/or tonic, administrative techniques, financial condition, research and development, pricing, strategic plans, customers, vendors, contractors, software, equipment, forecasts, personnel, wages, sales organization, plant operations, and business operating initiatives; (ii) that is similar to the items described in (i), but provided to Disclosing Party by, and concerning, the existing or potential customers or vendors of Disclosing Party;
(iii) any other material or information that is non-public, confidential, or proprietary in nature, (iv) extracts, conclusions from and summaries of such material and information. Confidential Information does not include information that is publicly available other than by acts or omissions of the recipient of such information or its agents, representatives or employees in violation of this Agreement. The receiving party hereby agrees that Confidential Information will also include information that is not specifically encompassed in the definition above, but that should reasonably be expected to be considered confidential by the Disclosing Party.

         b) Speaking Roses understands that, in rendering the Services required hereunder, BayHill Group LC will be using and relying on publicly available information and the information furnished to BayHill Group LC by Speaking Roses without independent verification thereof. BayHill Group LC fully understands and accepts its insider responsibility with regard to all non-public information provided by Speaking Roses. BayHill Group LC agrees to abide by Speaking Roses' policy and insider guidelines upon written receipt of such. BayHill Group LC will treat as confidential any non-public information provided to it hereunder and will not disclose the same to third parties at any time unless approved by Speaking Roses or required by applicable law. In such event that disclosure of Confidential Information is required to be made by BayHill Group LC, BayHill Group LC will give Speaking Roses prompt notice thereof so that Speaking Roses may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the provisions of this agreement (and if Speaking Roses seeks such an order, BayHill Group LC will provide such cooperation as Speaking Roses shall reasonably request). If, in the absence of a protective order, BayHill Group LC is nonetheless legally compelled to disclose such Confidential Information, BayHill Group LC will furnish only that portion of the Confidential Information which BayHill Group LC reasonably believes it is legally required to furnish; provided, however, that BayHill Group LC will give Speaking Roses written notice of the information to be disclosed as far in advance of its disclosure as is practicable and use its best efforts to obtain assurances that confidential treatment will be accorded to such information. In addition, BayHill Group LC will use its reasonable best efforts to comply with all applicable state and federal securities laws in the performance of this Agreement.

         Upon a Disclosing Party's request, the recipient of Confidential Information from such Disclosing Party will promptly return to the Disclosing Party all copies (and shall retain no copies) of all Confidential Information furnished to the recipient or the recipient's Representatives and will, at the request of the Disclosing Party, destroy all analyses, compilations, summaries, studies and other material prepared by the recipient or the recipient's Representatives based in whole or in part on, or otherwise containing or reflecting any of, the Confidential Information.

         Notwithstanding any other provision of this Agreement, each party agrees that money damages would not be a sufficient remedy for any breach of this paragraph 7 by the recipient of Confidential Information from a Disclosing Party (or any Representative of such recipient), and that, in addition to all other remedies, any Disclosing Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and such recipient further agrees to waive (or cause any of its Representatives to waive, if applicable) any requirement for the securing or posting of any bond in connection with any such remedy.

9. Choice of Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah. The parties (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the federal or state courts


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located in the State of Utah, (ii) waive any objection to the venue of such suit, action or proceeding and the right to assert that such forum is not a convenient forum, and (iii) irrevocably consent to the jurisdiction of any such court in any suit, action or proceeding.

10. Relationship. The parties hereto do not intend this Agreement or the relationship hereunder to constitute a joint venture or partnership of any kind. The parties hereto agree that BayHill Group LC is an independent contractor in performing the services hereunder and, as such, BayHill Group LC shall be the sole employer of BayHill Group LC's employees. Under no circumstance shall one party's employees be construed to be employees of the other party, nor shall one party's employees be entitled to participate in the profit sharing, pension or other plans established for the benefit of the other party's employees.

11. Entire Agreement. This Agreement, as amended from time to time, constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions and agreements (whether written or oral) between the parties relating to the subject matter hereof. All Exhibits attached to this Agreement are expressly made a part of this Agreement as though completely set forth in it. The Agreement may not be amended or modified in any way except by a written instrument signed by a duly authorized of officer of BayHill Group LC and Speaking Roses. In executing this Agreement, each party acknowledges that it does not rely on any inducements, promises or representations of the other party or any agent of the other party, other than the terms and conditions specifically set forth in this Agreement. The Agreement shall inure to and bind the successors and assigns of the respective parties hereto.

12. Assignment. Except in conjunction with the sale of all or substantially all of its assets, neither party hereto may sell or assign any of its rights or delegate any of its duties or obligations under the terms of the Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. No such permitted sale or assignment shall relieve either party of its obligations under the Agreement.

13. Survivability of Obligations. Termination of this Agreement as provided herein shall not relieve either Speaking Roses or BayHill Group LC of any obligation arising hereunder prior to such termination.

14. Waiver. Any waiver by any party hereto of any breach of any kind or character whatsoever by any other party, whether such waiver be direct or implied, shall not be construed as a continuing waiver of, or consent to, any subsequent breach of the Agreement on the part of the other party or parties. No course of dealing or performance between the parties hereto, nor any delay in exercising any rights or remedies hereunder or otherwise, shall operate as a waiver of any of the rights or remedies of any party hereto.

15. Miscellaneous. If BayHill Group LC's employees are working on the premises of Speaking Roses, BayHill Group LC's employees shall observe the working hours, working rules and security procedures established by Speaking Roses.

16. Severability. In the event that any provision of this Agreement should he declared illegal or unenforceable for any reason by any legally constituted court or government authority, the remaining provisions shall not be invalidated on account thereof and shall remain in full force and effect provided, however, that if as a result of a declaration of illegality or unenforceability of a part of this Agreement the essential purposes of this Agreement cannot be fulfilled, the Agreement shall terminate forthwith, and all provisions of this Agreement relating to or governing termination thereof shall come into effect.

17. Good Faith Dealings. The parties hereto shall deal with each other at all times in good faith.

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18. Counterparts.This Agreement may be executed in separate counterparts, and all such counterparts will constitute one and the same instrument.


        Signature page follows

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         January 6, 2006

         If the foregoing confirms our agreement, kindly execute in the space provided below.





                                         Very truly yours,

                                         BayHill Group LC


                                         By:   /s/Bob Bench

                                         Date:  ______________________________


 Agreed and Accepted:


 John Winterholler, CEO and President
 Speaking Roses



 /s/John Winterholler

 Date:  _______________________________


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